Exhibit 10.1
Alkermes Fiscal 2008 Named-Executive Bonus Plan
The Alkermes Fiscal 2008 Named-Executive Bonus Plan (the “Plan”) includes the following elements:
•	Our Philosophy

•	Eligibility

•	Performance Period Company Objectives

•	Size of Company Bonus Pool

•	Individual Bonus Targets

•	Individual Performance Factor
Our Philosophy
We believe in a pay-for performance approach that combines individual and Company performance with compensation to reward employees for the work they do to achieve Company goals. This Plan is designed to:
•	provide upside reward for outstanding Company and individual performance

•	motivate named-executives to focus on and work together toward achieving Company and individual goals

•	be competitive within our industry
Eligibility
Company named-executives are eligible to participate in the Plan. As of April 1, 2007, the following named-executives participate in the Plan:
•	Chairman of the Board of Directors

•	Chief Executive Officer and President

•	Vice President, Chief Financial Officer and Treasurer

•	Vice President, Corporate Development

•	Vice President, General Counsel and Secretary

•	Vice President, Science and Development and Chief Medical Officer

•	Vice President, Operations
The Performance Period under the Plan consists of the twelve month period from April 1, 2007 to March 31, 2008. Bonuses will be paid prior to two and one half months after the end of the Performance Period.
Performance Period Company Objectives
The following are the overall Company Objectives for the Performance Period:

Objective 1
Drive robust supply of RISPERDAL® CONSTA® sales

Objective 2
Successfully commercialize VIVITROL®

Objective 3
Achieve key development program milestones

Objective 4
Financial performance against budget
The Compensation Committee of the Board of Directors reserves the right to modify the above objectives at any time during the course of the Performance Period in response to changing business goals, needs and operations.
Individual Bonus Targets
Individual target bonus ranges as a percentage of base salary are established by the Compensation Committee for each of the named-executive officers. Bonuses are to be prorated based on the number of days employed in the Performance Period.
Individual Performance
Each individual’s bonus under the Plan will be determined by the Compensation Committee of the Board of Directors of the Company. Individual performance against the Company objectives affects the determination of each individual’s bonus relative to comparable market bonus amounts. The percentage of base salary represented by each bonus granted under the Plan shall fall within the target bonus range.
Size of Plan Bonus Pool
The size of the overall bonus pool under the Plan will equal the aggregate of the individual bonuses determined by the Compensation Committee under the Plan. The size of the overall bonus pool under the Plan shall be determined in the absolute discretion of the Compensation Committee.